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                                                                   Exhibit 11(a)

                     Willkie Farr & Gallagher LLP Letterhead

June 20, 2005

The Gabelli Equity Trust Inc.
One Corporate Center
Rye, New York 10580

Ladies and Gentlemen:

You have requested us, as counsel to The Gabelli Equity Trust Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, to furnish you with this opinion in connection with the Company's filing of its Registration Statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering the shares of common stock of the Company, par value $.001 per share (the "Shares"), to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated as of May 23, 2005, among the Company, Sterling Capital Corporation, a New York corporation ("Sterling Capital"), and Gabelli Funds, LLC (solely for purposes of Section 5(b) of the Agreement). The Agreement provides for the proposed acquisition by the Company of substantially all of the assets of Sterling Capital solely in exchange for the Shares (and cash in lieu of fractional Shares) and the assumption by the Company of the Stated Liabilities (as defined in the Agreement) of Sterling Capital.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Company's Charter and By-Laws, each as amended, and the Agreement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company and others, which facts we have not independently verified. We have further assumed that the Agreement constitutes the legal, valid and binding obligation of Sterling Capital, enforceable against Sterling Capital in accordance with its terms.

Based upon the foregoing, we are of the opinion that:

      1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland; and

      2. The Shares to be issued pursuant to the Agreement have been duly authorized, and, when issued in accordance with the Agreement and for the consideration set forth therein, will be validly issued, fully paid and nonassessable under the laws of the State of Maryland.
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The Gabelli Equity Trust Inc.
June 20, 2005
Page 2


We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our consent.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP